CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of North Square Investments Trust and to the use of our report dated December 30, 2021 on the financial statements and financial highlights of the North Square Advisory Research Small Cap Value Fund (formerly known as North Square Advisory Research All Cap Value Fund), a series of North Square Investments Trust. Such financial statements and financial highlights appear in the 2021 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement. We also consent to the references to us in the Prospectus and in the Statement of Additional Information.

    /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
January 11, 2022